Exhibit 99.1

For Immediate Release

AuthentiDate Announces New Developments with
United States Postal Service

Schenectady, NY–May 27, 2005–AuthentiDate Holding Corp. (NASDAQ: ADAT) today announced that its ongoing discussions with the United States Postal Service regarding the status of its Strategic Alliance Agreement had reached a critical stage with the receipt of a second notice from the Postal Service stating that it had failed to attain the performance metrics required by the Strategic Alliance Agreement during the period February 2005 through April 2005.

The Strategic Alliance Agreement designates Authentidate as the preferred provider of the USPS Electronic Postmark® (EPM) service. At the time the agreement was signed, the parties agreed on certain performance metrics which, as previously reported, had not been attained. The parties have been discussing a new arrangement since last year.

In parallel with these ongoing discussions, beginning in February 2005, Authentidate’s new management team formulated and implemented a new solutions-based approach to accelerate development of the market for the USPS EPM. Authentidate and the USPS have continued to develop the EPM business using this strategy, and in April 2005, as the first instance of successful execution of this approach, launched a new service to authenticate and verify paper documents received via fax. A national medical products company has signed on to use this service to secure the integrity of the large volume of doctor orders it receives via fax every day. Also, on May 17, 2005, Authentidate announced that the United States Postal Service has approved an updated version of the USPS Electronic Postmark® (USPS EPM) Service. The new version offers enhancements including an optional return-receipt capability that allows users to track delivery and acceptance of electronic content. In addition, users can now sign-up for a USPS EPM Service account using a username and password, eliminating the need to use digital certificates.

In spite of these recent successful joint efforts by Authentidate and the USPS, the parties have been unable so far to agree on new performance metrics. On May 23, 2005 Authentidate was again notified by the United States Postal Service that it has failed to attain the revenue metrics required by the Strategic Alliance Agreement for the period of February 2005 through April 2005. The Postal Service has advised Authentidate in this letter that it is willing to discuss any further plans Authentidate may have to attain the performance metrics. However, the Postal Service has also stated that it intends to exercise its right to terminate the Strategic Alliance Agreement if Authentidate is unable to cure this default.

“The fundamental shift in Authentidate’s strategy towards selling solutions changes the original business model of the EPM,” stated Suren Pai, Authentidate’s President and Chief Executive Officer. “As a stand alone infrastructure offering targeted at a nascent market for content authentication, the EPM has been unable to meet expectations. We are committed to pursuing a solutions-based strategy to address emerging needs in both the public and private sector, and we need to do a better job of communicating the benefits of this approach to the Postal Service. We intend to recommend a new set of standards to judge the success of the EPM.”

Authentidate intends to continue to discuss mechanisms with the Postal Service to modify the Strategic Alliance Agreement so as to create a successful model for cooperation. No assurances, however, can be given that Authentidate will effectively cure the default described in the May 2005 letter or that it will reach a mutually acceptable agreement with the Postal Service to modify the Strategic Alliance Agreement. In the event that Authentidate is unable to cure the default or modify the Strategic Alliance Agreement, the Postal Service may terminate the Strategic Alliance Agreement.

About AuthentiDate Holding Corp.

AuthentiDate Holding Corp. (AHC) is the holding company which operates its software and services businesses in three segments: the Security Software Solutions Segment (fka Authentidate Segment, including AuthentiDate, Inc., Trac Medical Solutions, Inc. and Authentidate International AG), the Document Management Solutions Segment (fka Docstar Division) and the Systems Integration Segment (fka DJS). The Company is a worldwide provider of secure enterprise workflow management solutions that incorporate its proprietary and patent pending content authentication technology. AuthentiDate’s offerings include the United States Postal Service Electronic Postmark Service (USPS EPM®), electronic signing solutions, and electronic forms processing solutions. AuthentiDate also provides secure document management solutions, and enterprise network security products and services.

This press release contains forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and section 21E of the Securities Act of 1934. When used in this release, the words “believe,” “anticipate,” “think,” “intend,” “plan,” “will be,” “expect,” and similar expressions identify such forward-looking statements. Such statements regarding future events and/or the future financial performance of The Company are subject to certain risks and uncertainties, which could cause actual events or the actual future results of the Company to differ materially from any forward-looking statement. Such risks and uncertainties include, among other things, the availability of any needed financing, the Company’s ability to implement its business plan for various applications of its technologies, the impact of competition, the management of growth, and the other risks and uncertainties that may be detailed from time to time in the Company’s reports filed with the Securities and Exchange Commission. In light of the significant risks and uncertainties inherent in the forward-looking statements included herein, the inclusion of such statements should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved.

Investor Contact:	John A. Stiles John A. Stiles & Associates, L.L.C. 314-994-0560

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